EXHIBIT 99.1

Bright Mountain Media Hits Record 14 Million Website Visitors in Q2 2016

Boca Raton, FL—July 12, 2016 - Bright Mountain Media, Inc., (www.brightmountainmedia.com) (OTCQB: BMTM), an owner, acquirer and manager of customized websites for military and public safety audiences, today is pleased to announce the Company achieved a record 14.04 million visitors to its website properties in the second quarter of 2016, up 6.5% from first quarter 2016 and up 52.6% from second quarter 2015.

W. Kip Speyer, Chairman of the Board of Bright Mountain Media, Inc., commented, “Thanks to our continued focus on providing higher quality and more exclusive content, as well increased and improved coordination between our various social media platforms we have been able to drive our numbers higher than ever before. Our ability to consistently attract a large, powerful audience and grow that audience count each quarter, now to over 14 million people, is extremely exciting, to say the least. We look forward to continuing to expand our portfolio of unique military and public safety-focused website properties, grow our list of advertising partners, and boost visitor traction and revenue in the second half of the year and beyond.”

About Bright Mountain Media

Bright Mountain Media, Inc. (OTCQB: BMTM) is an owner, acquirer and manager of customized websites for military and public safety audiences. We are dedicated to providing “those that keep us safe” places to go online where they can do everything from stay current on news and events affecting them to look for jobs, share information, communicate with the public and more. For more information, please visit us at https://www.brightmountainmedia.com/.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our limited operating history, managing our expected growth, risks associated with integration of acquired websites, possible inadvertent infringement of third party intellectual property rights, our ability to effectively compete, our acquisition strategy, and a limited public market for our common stock, among other risks. Bright Mountain Media, Inc.’s future results may also be impacted by other risk factors listed from time-to-time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company’s control. Forward-looking statements speak only as to the date they are made and Bright Mountain Media, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Investor Relations:

Howard Gostfrand

info@amcapventures.com

305.918.7000